NEWS RELEASE

For Immediate Release
Date: October 30, 2012
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports Third Quarter 2012 Preliminary Unaudited Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the third quarter ended September 30, 2012. The Bank expects to file its Third Quarter 2012 Form 10-Q with the Securities and Exchange Commission (SEC) on or about November 9, 2012.

Operating Results

For the three months ended September 30, 2012, the Bank recorded net income of $18.1 million compared to a net loss of $0.6 million for the same period in 2011. For the nine months ended September 30, 2012, the Bank recorded net income of $81.5 million compared to $44.5 million for the same period in 2011. The Bank's net income (loss) was primarily impacted by net interest income, losses on debt extinguishments, losses on derivatives and hedging activities, and gains on trading securities.

The Bank's net interest income totaled $59.3 million and $184.2 million during the three and nine months ended September 30, 2012 compared with $65.4 million and $176.4 million for the same periods last year. The Bank's net interest income was primarily impacted by reduced funding costs resulting from a decline in consolidated obligation bond volumes and the lower interest rate environment. Throughout the three and nine months ended September 30, 2012, the Bank called higher-costing debt in order to reduce its future interest costs. The Bank's net interest income was also impacted by a decline in investment and mortgage loan interest income resulting from lower average investment and mortgage loan balances and the lower interest rate environment. As a member-owned cooperative, the Bank endeavors to operate with a low but stable net interest margin. As a result, the Bank's net interest margin was 0.49 percent for the three and nine months ended September 30, 2012 compared with 0.50 percent and 0.44 percent for the three and nine months ended September 30, 2011.

The Bank's net income was reduced by losses on debt extinguishments. During the three and nine months ended September 30, 2012, the Bank recorded losses on debt extinguishments of $25.9 million and $48.6 million in other income (loss). A portion of these debt extinguishments was driven by advance prepayments and therefore the losses were partially offset by advance prepayment fee income recorded in net interest income of $5.9 million and $24.1 million during the three and nine months ended September 30, 2012. The Bank did not extinguish debt during the three months ended September 30, 2011 and recognized $4.6 million in losses on debt extinguishments during the nine months ended September 30, 2011.

Net income was further reduced by losses on derivatives and hedging activities during the three and nine months ended September 30, 2012 and 2011. The Bank utilizes derivative instruments to manage its interest rate risk, including mortgage prepayment risk. Because derivative accounting rules require all derivatives to be recorded at fair value, the Bank may be subject to income statement volatility. During the three and nine months ended September 30, 2012, the Bank recorded losses of $11.4 million and $33.0 million on its derivatives and hedging activities compared to losses of $90.2 million and $104.3 million during the same periods last year. These losses were recorded as a component of other income (loss) and were primarily attributed to economic derivatives that do not qualify for fair value hedge accounting. During the three and nine months ended September 30, 2012, the Bank recorded losses of $6.6 million and $30.6 million on economic derivatives compared to losses of $87.0 million and $108.7 million during the same periods last year. These losses were primarily due to the effect of changes in interest rates on interest rate swaps economically hedging the Bank's trading securities portfolio and interest rate caps economically hedging the Bank's mortgage asset portfolio.

The Bank utilizes economic derivatives to hedge a portion of its trading securities against changes in fair value. Trading securities are recorded at fair value with changes in fair value reflected through other income (loss). During the three and nine months ended September 30, 2012, the Bank recorded gains on trading securities of $12.0 million and $26.9 million compared to gains of $35.8 million and $40.3 million for the same periods in 2011. The decrease in gains was primarily due to lower average volumes of trading securities resulting from the maturity of TLGP investments.

Balance Sheet Highlights

The Bank's total assets were $48.7 billion at September 30, 2012 and December 31, 2011, and $49.6 billion at September 30, 2011. Advances and mortgage loans decreased slightly during 2012 while investments increased due primarily to the purchase of secured resale agreements to manage liquidity. The Bank's total liabilities were $45.9 billion at September 30, 2012 and December 31, 2011, and $46.8 billion at September 30, 2011.

Total capital was $2.8 billion at September 30, 2012, December 31, 2011, and September 30, 2011. Retained earnings grew due to earnings in excess of dividends and were $605.6 million at September 30, 2012, $569.0 million at December 31, 2011, and $551.8 million at September 30, 2011.

Dividend

At its regular meeting in November, the Board of Directors is scheduled to review and approve the third quarter 2012 dividend. A dividend announcement is expected on or about November 9, 2012.

Additional financial information will be provided in the Bank's Third Quarter 2012 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about November 9, 2012.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)

Statements of Condition (dollars in millions)	September 30, 2012	December 31, 2011	September 30, 2011
Advances	$25,831	$26,591	$27,069
Investments	15,377	14,637	14,696
Mortgage loans held for portfolio, net	7,116	7,138	7,331
Total assets	48,659	48,733	49,557
Consolidated obligations	44,266	44,822	45,454
Total liabilities	45,861	45,921	46,763
Total capital stock - Class B putable	2,024	2,109	2,107
Retained earnings	606	569	552
Accumulated other comprehensive income	168	134	135
Total capital	2,798	2,812	2,794
Total regulatory capital[1]	2,640	2,684	2,666

1	Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Results and Performance Ratios	2012	2011	2012	2011
(dollars in millions)
Net interest income	$59.3	$65.4	$184.2	$176.4
Provision for credit losses on mortgage loans	—	2.0	—	9.2
Net interest income after provision for credit losses	59.3	63.4	184.2	167.2
Other income (loss)	(24.5)	(49.9)	(49.2)	(63.9)
Other expense	14.6	14.2	44.4	42.7
Total assessments	2.1	(0.1)	9.1	16.1
Net income (loss)	18.1	(0.6)	81.5	44.5

Net interest margin	0.49%	0.50%	0.49%	0.44%
Net interest margin, excluding advance prepayment fees	0.44%	0.48%	0.43%	0.42%
Return on average equity	2.56%	(0.09)%	3.88%	2.13%
Return on average capital stock	3.53%	(0.12)%	5.29%	2.78%
Return on average assets	0.15%	—%	0.22%	0.11%
Regulatory capital ratio	5.43%	5.38%	5.43%	5.38%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in the Bank's Third Quarter 2012 Form 10-Q to be filed on or about November 9, 2012 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.